EXHIBIT 10.27

JPMorgan Chase Bank, N.A.
277 Park Avenue, Floor 11
New York, New York 10179

         December 16, 2011

Greenlight Reinsurance, Ltd.
65 Market Street, Suite 1207
Jasmine Court
Camana Bay
PO Box 31110
Grand Cayman KY1-1205
Cayman Islands

Ladies and Gentlemen :

Reference is hereby made to the letter agreement dated January 28, 2011 between Greenlight Reinsurance, Ltd. and JPMorgan Chase Bank, N.A. (as heretofore and hereafter amended from time to time, the “Letter Agreement”).  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Letter Agreement.

The Applicant and the Bank hereby desire to amend the Letter Agreement as set forth below:

(a)	in Section 1, the “Commitment” is increased from $50,000,0000 to $100,000,000; and

(b)	in Section 8(i), the minimum statutory surplus is amended from being at least equal to U.S. $430,000,000 to $500,000,000.

The Applicant represents and warrants that:

(a)           no Default or Event of Default under any Transaction Document has occurred and is continuing;

(b)           the representations and warranties made by the Borrowers in Section 7 of the Letter Agreement are true and correct, in all material respects, on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)           the execution and delivery of this letter amendment and the performance by the Applicant of its obligations under the Transaction Documents as amended hereby are within its organizational power and have been duly authorized by all necessary organizational action and do not and will not contravene its organizational documents, any applicable law or any contractual provisions binding on or affecting itself.

On and after the date this letter amendment becomes effective in accordance with Section 5 hereof, each reference in the Letter Agreement to “this Agreement”, or “hereunder”, “hereof”, or words of like import referring to the Letter Agreement shall mean the Letter Agreement mean as amended by this letter amendment.  The letter agreement and the Transaction Documents, as amended by this Amendment, are and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

This letter amendment (a) shall be effective as of the date hereof) on the date when counterparts of this letter amendment shall have been executed by the Applicant and the Bank and (b) may be executed in one or more counterparts by the parties hereto, delivery of which by telecopy or emailed pdf. shall be effective as delivery of a manually executed counterpart of this letter amendment; and, (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (d) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this letter amendment to be duly executed and delivered as of the date first above written.

              JPMORGAN CHASE BANK, N.A.

By: /s/ Melvin D. Jackson
Name: Melvin D. Jackson
Title: Vice President

Agreed and Accepted:

GREENLIGHT REINSURANCE, LTD.

By: /s/ Tim Courtis
      Name: Tim Courtis
      Title: Chief Financial Officer